EXHIBIT 5
Faegre & Benson llp

2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
TELEPHONE 612.766.7000
FACSIMILE 612.766.1600
www.faegre.com
February 4, 2008
Board of Directors
Hutchinson Technology Incorporated
40 West Highland Park Drive NE
Hutchinson, Minnesota 55350
Gentlemen:
     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 1,750,000 additional shares of Common Stock, par value $.01 per share (the “Shares”), of Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), pursuant to the Company’s 1996 Incentive Plan (As Amended and Restated January 30, 2008), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.
     We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Peggy Steif Abram
Peggy Steif Abram